EXHIBIT 99.1

Press Release

Contact: Angela Gamba, Avenue A, Inc., ph. (206) 816-8245,
angela.gamba@avenueinc.com

AVENUE A, INC. ACQUIRES INTERACTIVE AGENCY i-FRONTIER

Leading interactive agency with Fortune 500 clientele joins Avenue A, Inc.

SEATTLE and PHILADELPHIA – Dec. 3, 2002 — Avenue A, Inc. (NASDAQ: AVEA), a digital marketing services and technology company, announced today the acquisition of i-FRONTIER, Corp., a full-service interactive advertising agency based in Philadelphia. i-FRONTIER will retain its brand identity and operate as a subsidiary of Avenue A, Inc., along with the company’s other interactive agency business units, Seattle-based Avenue A and Avenue A/NYC. Terms of the transaction were not disclosed.

Founded in February 1996, i-FRONTIER specializes in website and ad creative development, email and relationship marketing, search engine optimization, and media planning and buying. i-FRONTIER provides these services to a variety of industries including pharmaceuticals. In a recent Forrester Research report, i-FRONTIER was named one of the leading agencies serving pharmaceutical companies due to its broad marketing-technology expertise and deep pharmaceutical consumer-marketing focus. Clients include AT&T, AstraZeneca, Novartis, Wyeth, Aventis and Roche Diagnostics.

Under the leadership of its founder and president, Brad Aronson, i-FRONTIER has had significant growth in the past few years, despite the weakened advertising economy. The privately-held company has been consistently profitable and is expected to exceed $7 million in revenues for 2002. i-FRONTIER employs 58 people, and will continue to be led by Aronson and his current management team.

“The acquisition of i-FRONTIER reflects our strategy of partnering with leading digital marketing companies that directly contribute to profitability while further enhancing our leadership position in the industry,” said Brian McAndrews, Avenue A, Inc. president and CEO. “The combination of i-FRONTIER’s and Avenue A’s strong client portfolios will make us an even more potent force in the digital marketing industry. Given our shared vision of the incredibly bright future ahead for online advertising, we expect it to be a solid fit, both operationally and culturally.”

McAndrews further noted that the acquisition is expected to be immediately accretive to earnings.

“We are proud to be a part of the Avenue A, Inc. family,” said Aronson. “The company has clearly emerged as a leader in the sector. Its focus on analytics and technology to drive unprecedented client results has put it in a great position to capture a major part of the growth that will inevitably occur in this market. This partnership allows us the freedom to continue to do what we do best, while giving us the opportunity to leverage our creative capabilities, enhance our service and technology offering, and be a part of a larger, more diversified organization.”

About Avenue A, Inc.

Avenue A, Inc., a digital marketing services and technology company, was founded in 1997 to help marketers acquire, retain and grow customers across all digital media. Through its operating units – interactive agencies Avenue A and Avenue A/NYC, and Atlas DMT, a provider of advertising technology solutions—Avenue A, Inc. is able to touch and bring value to any interaction in the digital marketplace. Avenue A, Inc. adheres to the NAI privacy principles that have been applauded by the FTC. These principles are designed to ensure Internet user privacy. Please visit www.avenueainc.com to learn more.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. The forward-looking statements in this release include, among others, statements about accretive earnings resulting from the acquisition. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include, among others, the risk of fluctuating or declining demand for our or i-Frontier’s advertising services, the risk of erosion in service pricing, the potential failure to attract new clients, to maintain current, desired client relationships or to achieve effective advertising campaigns for existing clients, potential deterioration or slower-than-expected development of the Internet advertising market, the need to generate additional revenue to achieve profitability, quarterly and seasonal fluctuations in operating results, timing variations on the part of advertisers to implement advertising campaigns, costs related to the announced acquisition or any possible future acquisitions of technologies or businesses, the short term nature of contracts with clients which generally are cancelable on 90 days’ or less notice, the uncertainties, potential costs, and possible business impacts of unfavorable rulings in the previously-announced class action lawsuits. More information about factors that potentially could affect Avenue A, Inc.’s financial results is included in Avenue A, Inc.’s Form 10-Q for the quarter ended September 30, 2002, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements which speak only as to the date of this release. Except as required by law, Avenue A, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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